Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR FOURTH QUARTER AND FISCAL 2010
LAUREL, Miss. (December 14, 2010) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2010.
     Net sales for the fourth quarter of fiscal 2010 were $529.1 million compared with $469.0 million for the same period a year ago. For the quarter, the Company reported net income of $47.8 million, or $2.08 per share, compared with $19.8 million, or $0.95 per share for the fourth quarter of fiscal 2009.
     Net sales for fiscal 2010 were $1.9 billion compared with $1.8 billion for fiscal 2009. Net income for the year totaled $134.8 million, or $6.07 per share, compared with $82.3 million, or $3.94 per share, for last year.
     “The fourth quarter of fiscal 2010 marked a strong finish to a successful year for Sanderson Farms,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We had record annual sales of $1.9 billion, a 7.6 percent increase over fiscal 2009. We also rewarded our shareholders with record net income of $134.8 million, or $6.07 per share. These results reflect the solid execution of our growth strategy and solid performance in our operations. For the year we processed 2.57 billion pounds of dressed poultry, another record, compared with 2.45 billion pounds in fiscal 2009.”
     According to Sanderson, market prices for poultry products improved in the fourth quarter of fiscal 2010 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices were higher by approximately 3.2 percent in the Company’s fourth fiscal quarter compared with the same period in fiscal 2009, but were lower by 1.3 percent for the fiscal year compared with the prior year. While boneless breast meat prices have softened since Labor Day, they averaged 26.0 percent higher in the fourth quarter than the prior-year period. For fiscal 2010, boneless prices were 12.3 percent higher when compared with fiscal 2009. Jumbo wing prices averaged $1.27 per pound during the fiscal year, down 3.2 percent from the average of $1.32 per pound for fiscal 2009. The average market price for bulk leg quarters increased approximately 2.3 percent for the quarter, but decreased approximately 4.2 percent for fiscal 2010. Prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 9.1 percent and decreased 17.0 percent, respectively, compared with the fourth quarter a year ago. For the year, total feed costs in flocks sold were 3.6 percent lower than fiscal 2009.
     “Another important milestone for Sanderson Farms in fiscal 2010 was the completion of our new Kinston, North Carolina, poultry complex,” Sanderson continued. “This project was completed on time and on budget, and we will begin processing chickens in Kinston in January. We look forward to the new marketing opportunities the Kinston plant will provide for Sanderson Farms as we embark on our next phase of growth in fiscal 2011.
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2010

December 14, 2010
     “In addition to the Kinston facility, we will continue work during fiscal 2011 developing the second North Carolina complex. Together, the two North Carolina facilities will support our growth strategy with approximately 30 percent more processing capacity, and will further enhance our ability to drive revenue and earnings for our shareholders.”
     Sanderson concluded, “We are pleased that our strong balance sheet and financial performance have put us in the position to continue to grow our Company. As of October 31, 2010, our balance sheet reflected $841.6 million in assets, stockholders’ equity of $645.7 million and net working capital of $238.2 million. Our total long-term debt at year-end was $62.1 million. We believe a strong balance sheet is an important advantage in today’s economic environment and provides us with the financial strength to support our growth strategy. We deeply appreciate the hard work and dedication to excellence of everyone associated with our Company, including our employees and growers.”
     Sanderson Farms will hold a conference call to discuss this press release today, December 14, 2010, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 22, 2010. Those without internet access or who prefer to listen via telephone may call 800-406-6465, access code 4213455.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010, and the following:
(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.
(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.
(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.
(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2010

December 14, 2010
(5) Various inventory risks due to changes in market conditions.
(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.
(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.
(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.
(9) Changes in the availability and cost of labor and growers.
(10) The loss of any of the Company’s major customers.
(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.
(12) Failure to respond to changing consumer preferences.
(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.
     Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings.
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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2010

December 14, 2010
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$529,125	$469,019	$1,925,445	$1,789,508
Costs and expenses:
Cost of sales	430,555	420,728	1,630,549	1,589,235
Selling, general and administrative	24,519	17,351	85,055	63,663

	455,074	438,079	1,715,604	1,652,898

Operating income	74,051	30,940	209,841	136,610

Other income (expense):
Interest income	53	10	103	29
Interest expense	(138)	(1,281)	(2,708)	(9,019)
Other	7	4	19	6

	(78)	(1,267)	(2,586)	(8,984)

Income before income taxes	73,973	29,673	207,255	127,626
Income tax expense	26,173	9,869	72,435	45,307

Net income	$47,800	$19,804	$134,820	$82,319

Basic earnings per share	$2.08	$0.95	$6.07	$3.94

Diluted earnings per share	$2.08	$0.95	$6.07	$3.94

Dividends per share	$0.17	$0.15	$0.62	$0.57

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Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2010

December 14, 2010
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	October 31,	October 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$73,419	$8,194
Accounts receivable, net	92,467	68,461
Inventories	153,289	140,521
Refundable income taxes	0	1,567
Deferred income taxes	1,760	2,866
Prepaid expenses	24,033	18,428

Total current assets	344,968	240,037

Property, plant and equipment	883,638	740,587
Less accumulated depreciation	(389,911)	(347,459)

	493,727	393,128

Other assets	2,925	3,011

Total assets	$841,620	$636,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,437	$36,878
Accrued expenses	56,317	39,474
Current maturities of long-term debt	1,048	1,022

Total current liabilities	106,802	77,374

Long-term debt, less current maturities	62,075	103,123
Claims payable	2,100	2,600
Deferred income taxes	24,930	22,371
Stockholders’ equity:
Common stock	22,078	20,334
Paid-in capital	127,580	35,143
Retained earnings	496,055	375,231

Total stockholders’ equity	645,713	430,708

	$841,620	$636,176

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